EXHIBIT 10.1

SETTLEMENT AND TERMINATION AGREEMENT

                  Settlement and Termination Agreement dated April 25, 2004, by and between DARRYL R. COHEN, an individual currently residing at 1220 Near Ocean Drive, Vero Beach, Florida 32963 (the "Executive"), and RAMP CORPORATION, a Delaware corporation with its principal office and place of business at 33 Maiden Lane, 5th Floor, New York, New York 10038 (the "Company").

 W I T N E S S E T H:

                  WHEREAS, the Executive and the Company wish to set forth in this Agreement the terms upon which the Executive is terminating his relationship with the Company and its subsidiaries;

                  NOW, THEREFORE, in consideration of the agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

                  1.  Resignation.  The Executive hereby resigns from his employment with the Company effective at 2:00 P.M., Eastern Daylight Time, on April 25, 2004 (the "Termination Date").  The Executive also resigns, as of the Termination Date, as an officer and director of the Company and its subsidiaries.

                  2.  Compensation.  In consideration of the release granted by the Executive to the Company pursuant to Section 9(b), and as severance, the Company hereby agrees to continue to pay the Executive his Base Salary (as such term and other capitalized terms used herein without definition are defined in that certain Executive Employment Agreement dated as of July 1, 2003 (the "Employment Agreement"), between the Company and the Executive) until June 30, 2004 (the "Original Termination Date") in accordance with the normal payroll practices of the Company.  As additional severance, the Company hereby agrees to pay to the Executive an amount equal to the amount that would have been paid to the Executive pursuant to 4(a) of the Employment Agreement assuming for purposes of such Section 4(a) that the Executive was employed by the Company on June 30, 2004.  The Company has calculated a pro rata Performance Period Bonus covering the period from July 1, 2003 through December 31, 2003, and the Executive agrees that such pro rata Performance Period Bonus is in the amount of $65,000.  The Company shall pay such pro rata Performance Period Bonus by wire transfer to the Executive on April 26, 2004, and shall pay the remainder of the Performance Period Bonus covering the period January 1, 2004 through June 30, 2004 (the "Remaining Performance Period Bonus") by wire transfer to the Executive as soon as calculated.  The Company hereby agrees that, if it shall fail to pay the Remaining Performance Period Bonus on or prior to August 30, 2004, it will lower the exercise price of every stock option and warrant to purchase shares of Common Stock of the Company owned by the Executive to $0.01 per share.

                  3.  Benefits.

                  (a)      On the Termination Date, the Company shall reimburse the Executive for all amounts payable pursuant to Section 8 of the Employment Agreement upon the Executive's delivery to the Company of the expense reports required pursuant to such Section 8.

                  (b)      Except as provided in Section 3(a), the Company hereby agrees to continue to provide to the Executive all benefits described in Section 8 of the Employment Agreement until the Original Expiration Date.

                  4.  Mitigation.  The obligation of the Company to make payments to the Executive pursuant to Section 2 and to provide benefits to the Executive pursuant to Section 3 shall not be subject to any duty on the part of the Executive to make a continuing effort to find employment commensurate with his abilities.

                  5.  Representations and Warranties of the Executive.  In order to induce the Company to enter into this Agreement, the Executive represents and warrants to the Company as follows:

                  (a)      There are no liabilities or obligations of the Company created by or through him which are not reflected on the books and records of the Company.

                  (b)      In entering into this Agreement, the Executive has consulted with and has been advised by legal counsel of his own choosing and is not relying on any advice or counsel provided by Warshaw Burstein Cohen Schlesinger & Kuh, LLP, which firm is acting as counsel to the Company with the Executive's consent.

                  (c)      The Executive agrees that, during the two-year period following the Termination Date, he will not, directly or indirectly, without the Company's prior written consent: (i) solicit, entice, persuade or induce any employee of the Company (other than Colleen Kent, Mark Cohen and Mike Wassem) to terminate his or her employment by or contractual relationship with the Company; (ii) approach any such employee for any of the foregoing purposes; or (iii) knowingly authorize or knowingly assist in the taking of any such actions by any third party.

                  (d)     The Executive has the power and authority to enter into this Agreement, has entered into this Agreement of his own free will, and this Agreement is a binding agreement enforceable against the Executive in accordance with its terms.

                  6.  Representations and Warranties of the Company.  In order to induce the Executive to enter into this Agreement, the Company represents and warrants to the Executive as follows:

                  (a)      In entering into this Agreement, the Company has consulted with and has been advised by legal counsel of its own choosing, Warshaw Burstein Cohen Schlesinger & Kuh, LLP, which firm is acting as counsel to the Company with the Executive's consent.

                  (b)     The Company has the power and authority to enter into this Agreement on its own behalf an on behalf of each of the Company Released Parties, the execution and delivery of this Agreement has been duly authorizer by all required corporate action, and this Agreement is a binding Agreement enforceable against the Company in accordance with its terms.

                  7.  Covenants and Agreement of the Executive.

                  (a)      The Executive shall cooperate in all reasonable respects with the Company in connection with the PocketScript, Waldman, Prufetta, Minicucci and Lerner litigations and arbitrations and any other litigations or arbitrations threatened or brought against the Company, the subject of which arose while the Executive was in the Company's employ.  The Company agrees to reimburse the Executive for all reasonable costs associated with such cooperation.

                  (b)     The Executive shall, if and when requested by the Company, assist the Company in explaining the transition of leadership to shareholders, customers and others.

                  (c)      The Executive hereby agrees to sublease the Company's Vero Beach office (the "Florida Office") for his personal use as of and after the Original Termination Date on a month to month basis.  The Executive shall indemnify and hold harmless the Company from all Claims (as such term is defined in Section 9(a)) with respect to the Florida Office solely while the Executive subleases the Florida Office.  During the period of the Executive's sublease of the Florida Office, the Executive will, at his own expense, maintain all insurance required to be maintained under the lease for the Florida Office (the "Lease").  If the Executive subleases the Florida Office for the remaining period of the Lease, the Company agrees to convey to the Executive, without charge, its title to all of the furniture and fixtures in the Florida Office.

                  (d)     The Executive covenants that his obligation to comply with Section 13 of the Employment Agreement after the Termination Date and the termination of the Employment Agreement is intended to continue indefinitely as to all computer source code and for a period of 5 years for all other confidential information or, if earlier, until such confidential information is deemed to be in the public domain except by reason of the Executive's breach of confidentiality.

                  8.  Covenants and Agreements of the Company

                  (a)      If Mark Cohen's employment shall be terminated by the Company on or prior to the Original Termination Date, the Company shall: (i) fully vest his options simultaneously with such termination (the "MC Termination Date"); (ii) extend (in the form of non-qualified options) the expiration date of such options to the first anniversary of the MC Termination Date; and (iii) give him a lump sum severance payment equal to two weeks' salary in exchange for a signed release in the form of Exhibit A annexed hereto (an "Exhibit A Release"); provided, however, that the Company shall not be obligated to pay such severance to Mark Cohen unless and until such Release shall become effective and irrevocable in accordance with its terms.

                  (b)      If Mike Wassem's employment shall be terminated by the Company on or prior to the Original Termination Date, the Company shall: (i) fully vest his options simultaneously with such termination (the "MW Termination Date"); (ii) extend (in the form of non-qualified options) the expiration date of such options to the first anniversary of the MW Termination Date; and (iii) give him a lump sum severance payment equal to two weeks' salary in exchange for a signed Exhibit A Release; provided, however, that the Company shall not be obligated to pay such severance to Mike Wassem unless and until such Release shall become effective and irrevocable in accordance with its terms.

                  (c)      If Colleen Kent's employment shall be terminated by the Company on or prior to the Original Termination Date, the Company shall: (i) fully vest her options simultaneously with such termination (the "CK Termination Date"); (ii) extend (in the form of non-qualified options) the expiration date of such options to the first anniversary of the CK Termination Date; and (iii) give her a lump sum severance payment equal to two months' salary in exchange for a signed Exhibit A Release; provided, however, that the Company shall not be obligated to pay such severance to Colleen Kent unless and until such Release shall become effective and irrevocable in accordance with its terms.

                  (d)     The Company hereby confirms that the non-qualified option to purchase 3,000,000 shares of Common Stock of the Company, which was granted to the Executive pursuant to Section 5(a)(ii) of the Employment Agreement, has already vested in full and is no longer subject to forfeiture.

                  (e)     All other options owned by the Executive to purchase shares of Common Stock of the Company shall fully vest on the Termination Date and, if any are options that would otherwise expire before their scheduled expiration date because of the Executive's termination of employment, such options shall be converted into non-qualified options with the same terms (other than early termination).

                  (f)      The Company hereby confirms that the Indemnification Agreement dated July 1, 2003 between the Company and the Executive (the "Indemnification Agreement") shall remain in full force and effect in accordance with its terms after the Termination Date.

                  (g)      The Company hereby confirms its obligation to the Executive pursuant to Section 5(a)(i) of the Employment Agreement to provide the Executive with a payment sufficient to cover all taxes incurred by the Executive in connection with (i) the issuance to him of the 1,000,000 Performance Shares under the Employment Agreement and (ii) the Company's payments to the Executive to cover taxes referred to in clause (i).  The Company has heretofore reserved on its balance sheet as a liability the sum of $109,000 (the "Reserved Sum") in respect of its obligations under Section 5(a)(i) of the Employment Agreement. The Company shall pay the Reserved Sum to the Executive within one business day of the Termination Date. The Company and the Executive hereby agree that: (A) if the Reserved Sum is insufficient for its intended purpose, the Company will pay the Executive an amount equal to the shortfall by wire transfer within 30 days of the Executive furnishing to the Company written evidence of the actual taxes paid; and (B) if the Reserved Sum is more than enough actually required for its intended purpose, the Executive will pay the Company an amount equal to the excess by wire transfer within 30 days of the Executive furnishing to the Company written evidence of the actual taxes paid.  The Executive hereby agrees to promptly furnish the Company with written evidence of the actual taxes paid as soon as such information and evidence is available to the Executive.

                  (h)      The Company shall provide without charge to the Executive the use of the Florida Office until the Original Termination Date. The Company hereby offers to sublease the Florida Office to the Executive for up to the remainder of the term of the Lease at its net cost, without markup or profit.  If the Company shall be novated from its obligations under the Lease, it shall convey to the Executive, without charge, its title to all of the furniture and fixtures in the Florida Office promptly after such novation is obtained.

                  (i)      The Company shall promptly file registration statements on Form S-8 covering all shares issuable under the Company's: (i) 2003 Stock Incentive Plan; (ii) 2004 Stock Incentive Plan; and (iii) 2003 Consultants Stock Option, Stock Warrant and Stock Award Plan.

                  (j)      The Company confirms that it has received letters from shareholders of the Company forwarded to it by the Executive.

                  (k)     The Company agrees to keep its directors and officers insurance ("D&O Insurance") in force for a period of at least 3 years from the Termination Date with coverage of no less than the same amounts currently insured, and further agrees that its D&O Insurance will remain in effect subject to its terms with respect to any potential claims arising from letters received from shareholders that have been forwarded to the Company by the Executive as mentioned in Section 8(j).

                  9.  Release and Waiver.

                  (a)     As an inducement for, and in consideration of, the agreements of the Executive contained herein, the Company, on its own behalf and on behalf of each of its officers, directors and employees (in their respective capacities as officers, directors and employees), predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions and each of their respective successors and assigns (all of the foregoing hereinafter called the "Company Released Parties"), hereby releases, waives, remises, acquits and forever discharges the Executive from any and all actions and causes of action, judgments, executions, suits, debts, claims, setoffs, counterclaims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature (collectively, "Claims"), whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by the Executive from the beginning of the world to and including the date of execution hereof (all of the foregoing hereinafter called the "Executive Released Matters"), except any Claims arising out of: (i) a breach of this Agreement; (ii) the Company's rights under the Indemnification Agreement; or (iii) the rights of the Company Released Parties with respect to matters arising after the Termination Date.  The Company represents and warrants to the Executive that the foregoing constitutes a full and complete release of all Executive Released Matters and confirms that the foregoing release and waiver is informed and freely given.

                  (b)     As an inducement for, and in consideration of, the agreements of the Company contained herein, the Executive hereby releases, waives, remises, acquits and forever discharges the Company Released Parties from any and all Claims, whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Company Released Parties from the beginning of the world to and including the date of execution hereof, (all of the foregoing hereinafter called the "Company Released Matters"), except any Claims arising out of: (i) a breach of this Agreement; (ii) the Executive's rights under the Indemnification Agreement; or (iii) the Executive's rights with respect to matters arising after the Termination Date. The Executive represents and warrants to the Company that the foregoing constitutes a full and complete release of all Company Released Matters and confirms that the foregoing release and waiver is informed and freely given.

                  10.  Cooperation with the Company; Notification of Regulatory Authorities. The Executive shall cooperate in all reasonable respects with the Company upon reasonable prior notice in all matters relating to the winding up of work on behalf of the Company and the orderly transfer of any pending work to other employees of the Company.  The Company and the Executive agree to notify all regulatory authorities with jurisdiction over the Company that, from and after the Termination Date, the Executive shall no longer be an officer, director or employee of the Company or any of its subsidiaries.

                  11.  Surrender of Books and Records.  The Executive agrees that all files, records, lists, books, literature, documents, products, notes and other materials and property obtained by the Executive from, or through his employment by, the Company or any of its subsidiaries, in connection with the performance of his duties is the property of the Company and shall be returned to the Company on the Termination Date. All Company credit cards shall no longer be used by the Executive and shall be immediately returned by the Executive to the Company.

                  12.  No Disparagement.

                  (a)     The Company shall not, directly or indirectly, and shall cause each of the other Company Released Parties not to, disparage or cause or encourage others to disparage the Executive for anything he did of failed to do prior to or on the Termination Date.

                  (b)     The Executive shall not, directly or indirectly, disparage or cause or encourage others to disparage any of the Company Released Parties for anything any of them did of failed to do prior to or on the Termination Date.

                  13.  Competition Permitted.  Subject to Section 7(d), nothing in this Agreement or in the Employment Agreement shall prevent the Executive from competing with the Company after the Termination Date.

                  14. Binding Effect.  This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the Company, the Executive and their respective legal representatives, heirs, successors and permitted assigns.

                  15. Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Executive with respect to its subject matter and supersedes any prior agreement, arrangement or understanding among them, and it may not be modified or amended in any manner except in writing signed by both parties.  A waiver of any breach or condition of this Agreement shall not be deemed to be a waiver of any subsequent breach or condition of a like or different nature. The Employment Agreement is hereby terminated as of the Benefits Termination Date except for provisions therein that specifically survive such termination.

                  16.  Severability; Limitation of Scope.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and the Company and the Executive shall attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.

                  17.  Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of New York.

                  18.  Dispute Resolution.

                  (a)     Except as otherwise expressly provided herein, Executive and the Company agree that any and all disputes between the Company and Executive, which relate to, arise out of or pertain to Executive's employment, separation from employment or the construction or interpretation of this Agreement shall be submitted to and resolved by final and binding arbitration.  The arbitration shall be instead of any civil litigation; this means that Executive and the Company are each waiving any rights to a jury trial.  Executive and the Company expressly understand and agree that consistent with the foregoing, no party to this Agreement shall institute a proceeding in any court or administrative agency to resolve a dispute arising under or in connection with this Agreement. Executive and the Company expressly understand and agree that there will be no court or jury trial of disputes between them arising out of or in connection with this Agreement, Executive's employment or separation from employment including, but not limited to, claims under federal, state or local laws prohibiting employment discrimination.  Nevertheless, claims for unemployment insurance benefits, for workers' compensation insurance benefits, and for benefits under any ERISA-governed employee benefit plan(s), shall be resolved pursuant to the claims procedures under such benefit plans.

                  (b)     All disputes between the parties which are covered by this Section 18 and which cannot be resolved within two weeks after a demand for direct negotiation between the parties shall be settled exclusively by binding arbitration in New York City, New York under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA Rules") before a panel of three (3) neutral arbitrators selected in accordance with the applicable rules.  The arbitrators shall award the prevailing party its attorney's fees, arbitration costs, expert fees, and all other costs and expenses incurred in connection with the arbitration, including any fees and costs incurred in confirming and enforcing the award.  Executive and the Company expressly understand and agree that any limitations in the AAA Rules excluding statutory discrimination from the scope of this Section 18 shall not apply and that it is the parties' desire to include statutory discrimination claims within the scope of arbitration.  Executive and the Company knowingly and voluntarily agree to the arbitration provisions set forth in this Section18.  A decision in arbitration shall be final and binding.

                  (c)     The Company and the Executive hereby agree that the arbitrators shall have the power to render an award enjoining a breach of Sections 7(d) and/or 12.

                  (d)     Judgment may be entered on the arbitrators' award in any court having jurisdiction.  The arbitration filing fee expenses shall be borne according to the AAA Rules; provided that if and only if the arbitration involves statutory discrimination claims, the Company shall pay all types of costs that are unique to arbitration, such as the arbitrator's fees.

                  (e)     The Company hereby agrees to reimburse the Executive for his out-of-pocket expenses for attending any arbitration in New York City, New York.

                  19. Counterparts.  This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart.  Moreover, notwithstanding that either party did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on each of the parties hereto.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

/s/ Darryl R. Cohen Darryl R. Cohen	RAMP CORPORATION By: /s/ Andrew Brown Name: Andrew Brown Title: President

EXHIBIT A

Release

                  In consideration of the payments made to me and other benefits to be received by me, I, ___________________, being of lawful age, do hereby release and forever discharge Ramp Corporation (the "Company") and any successors, subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities and their respective officers, directors, shareholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns from any and all actions, causes of action, claims, or demands for general, special or punitive damages, attorney's fees, expenses, or other compensation or damages (collectively, "Claims"), which in any way relate to or arise out of my employment with the Company or any of its subsidiaries or affiliates or the termination of such employment, which I may now or hereafter have under any federal, state or local law, regulation or order, including without limitation, Claims related to any stock options held by me or granted to me by the Company that are scheduled to vest subsequent to my termination of employment and Claims under the Age Discrimination in Employment Act (with the exception of Claims that may arise after the date I sign this Release), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act and the Employee Retirement Income Security Act, each as amended through and including the date of this Release.

                  I acknowledge that I have been given at least 21 days from the day I received a copy of this Release to sign it and that I have been advised to consult an attorney. I understand that I have the right to revoke my consent to this Release for seven days following my signing. This Release shall not become effective or enforceable until the expiration of the seven-day period following the date it is signed by me.

                  I ALSO ACKNOWLEDGE THAT BY SIGNING THIS RELEASE I MAY BE GIVING UP VALUABLE LEGAL RIGHTS AND THAT I HAVE BEEN ADVISED TO CONSULT A LAWYER BEFORE SIGNING. I further state that I have read this document and the Agreement referred to herein, that I know the contents of both and that I have executed the same as my own free act.

WITNESS my hand this ___ day of _____________, ____

_______________________